Exhibit 99.1

Stereotaxis Receives $20 Million in Additional Loan Commitments

ST. LOUIS, MO, February 7, 2008 – Stereotaxis, Inc. [Nasdaq: STXS] today announced that it had obtained $20 million in one-year unsecured loan commitments from two current shareholders. In addition, the Company may extend the commitment for an additional 90 days, at its option. Funds drawn on the commitment would be subordinated to borrowings under its current bank facility. In consideration of providing the commitment, Stereotaxis agreed to grant to the investors common stock warrants, equal to 20% coverage of the commitment amount at an exercise price of $6.99 per share. Additional warrants equal to 5% coverage would be issuable if the Company exercised its 90-day extension.

“At year end 2007, the Company had approximately $24 million of cash and investments, including $5 million drawn on its working capital facility. Combined with and subject to the terms of the remaining un-drawn facility, this commitment provides Stereotaxis with up to approximately $60 million of liquidity, which we believe is sufficient to execute our growth strategy well into 2009,” said Bevil Hogg, Chief Executive Officer.

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

About Forward Looking Statements

This press release includes statements that may constitute "forward- looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance for the Company's products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

Company Contact:	Investor Contact:	Media Contact:
Jim Stolze	Doug Sherk	Steve DiMattia
Chief Financial Officer	Jenifer Kirtland	EVC Group, Inc.
314/678-6105	415/896-6820	646/201-5445